Exhibit 23.3

CONSENT OF SQUAR, MILNER, REEHL & WILLIAMSON, LLP, INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus, of our report dated June 8, 2005 (except for Note 13 as to which the date is July 1, 2005) with respect to the combined financial statements of REMEC Wireless Systems, a reportable segment of REMEC, Inc., for the year ended January 31, 2005, included in Powerwave Technologies, Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on November 21, 2005.

/S/ SQUAR, MILNER, REEHL & WILLIAMSON, LLP

Newport Beach, California
November 21, 2005